Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to this Annual Report on Form 40-F of our report dated March 27, 2007, except for Note 17 which is as at March 29, 2007, and October 22, 2007 as to the effects of the restatement described in Note 19, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to our consideration of internal control over financial reporting), with respect to the consolidated financial statements of Crystallex International Corporation (the "Company").

We also consent to the incorporation by reference into Registration Statement No. 333-108878 on Form F-1; Nos. 333-125380, 333-101583 and 333-91402 on Form F-3; No. 333-126997 on Form F-10; and No. 333-126128 on Form S-8 of our report dated March 27, 2007, except for Note 17 which is as at March 29, 2007, and October 22, 2007 as to the effects of the restatement described in Note 19, with respect to the consolidated financial statements of the Company for the fiscal year ended December 31, 2006.

/s/ Deloitte & Touche LLP
Toronto, Canada	Deloitte & Touche LLP
October 22, 2007	Independent Registered Chartered Accountants
Licensed Public Accountants